EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") effective as of the 26th day of February 1999, between photoLoft.com , a Nevada corporation having its principal place of business at 300 Orchard City Drive, Suite 142, Campbell, California 98005
("Employer")  ,  and  Jack  Marshall  ("Employee").

                                   WITNESSETH:

WHEREAS, Employer desires to employ Employee upon the terms and subject to the conditions hereinafter set forth, and Employee desires to accept such employment:

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, Employer shall employ Employee and Employee hereby accepts such employment.

2. TERM. The term of this Agreement shall be for the period from March 1, 1999 through December 31, 2001 (the "Initial Term"), thereafter to continue on a year to year basis, unless or until terminated pursuant to the terms of this agreement.

3.     POSITION  AND  DUTIES.

A. POSITION. Employee shall serve as CEO, President and Treasurer and shall perform the duties and exercise the powers in connection with such position and which may from time to time be reasonably assigned to or vested in him or her by the board of Directors or similar governing body of Employer (the "Board") or the duly authorized committee or designee thereof.

B. FULL TIME EFFORTS. Employee shall perform and discharge faithfully, diligently and to the best of his or her ability such duties and responsibilities and shall devote his or her full-time efforts to the business and affairs of Employer.

C. NO INTERFERENCE WITH DUTIES. Employee shall not devote time ot other activities such as would inhibit or otherwise interfere with the proper performance of his or her duties.

4. WORK STANDARD. Employee hereby agrees that he or she will at all times comply with abide by all terms and conditions set forth in this Agreement, and all applicable work policies, procedures and rules as may be issued by Employer.

5.     COMPENSATION.

A. BASE SALARY. Subject to the terms and conditions set forth in this Agreement, Employer shall pay Employee, and Employee shall accept, a salary ("Base Salary") at the annual rate of $120,000 for all services rendered during the term of this Agreement. Base Salary shall be reviewed no less frequently than annually. The Base Salary is not to be considered in any way to limit Employee's opportunity to receive appropriate increases in Base Salary during the term of this Agreement. The Base Salary shall be apid in accordance with Employer's normal payroll procedures.

B. INCENTIVE BONUS. Subject to the terms and conditions set forth in this Agreement, Employer shall pay Employee, and Employee shall accept, an annual bonus ("Incentive Bonus") to be no less than 50% of Employee's Base Salary as defined by this Agreement if the following criteria are met: 1) the company begins trading on the NASD Bulletin Board during calendar year 1999, 2) the company achieves a minimum of $100,000 via e-commerce in 1999, 3) there are an average of 500,000 hits to the site for a one month period. The Incentive Bonus is not to be considered in any way to limit Employee's opportunity to receive additional cash bonus compensation as deemed appropriate by the Employer. This incentive Bonus shall be paid no later than February 15 of the year following the year the incentive bonus was earned.

C. STOCK OPTIONS. Employer will grant to Employee: 250,000 shares of PhotoLoft.com common stock exercisable at current market value on the day of the grant when traffic to the site averages 500,000 hits during a one month period; 500,000 shares of photoLoft.com common stock exercisable at current market value on the day of the grant when traffic to the site averages 750,000 hits during a one month period; and 750,000 shares of PhotoLoft.com common stock exercisable at current market value on the day of the grant when traffic to the PhotoLoft.com web site averages 1,000,000 hits per day for a one month period.

D. WITHHOLDING. All compensation payable to Employee pursuant to this Agreement shall be subject to, and Employer will deduct and withhold, all applicable federal, state and local withholding, employment, social security, and other similar taxes.

6. FRINGE BENEFITS. During the term of Employee's employment under this Agreement, Em0ployee shall receive the fringe benefits described below:

A. MEDICAL, DENTAL, VISION, LIFE AND DISABILITY INSURANCE. Employer shall provide Employee and eligible dependents ("spouse and children under 21 years of age") with medical, dental and vision insurance coverage. Life and disability insurance coverage will be provided by Employer to Employee.

B. VACATION. Employee is eligible for vacation as outlined in the standard corporate vacation plan.

C.     CAR ALLOWANCE.  Employee is eligible for a monthly car allowance of $500.

D. OUT OF POCKET EXPENSES. Employer will reimburse Employee for out of pocket expenses ("out of pocket expenses") as incurred by the Employee in the normal course of business, including, but not limited to corporate entertainment, non-capital purchases and corporate travel.

7. LAWS, REGULATIONS, AND PUBLIC ORDINANCES. Employee shall comply with all federal, state, and local statutes, regulations and public ordinances governing the work.

8.     CONFIDENTIAL  INFORMATION;  INVENTIONS; CONFLICTING EMPLOYMENT; RETURNING
COMPANY  DOCUMENTS;  SOLICITATION  OF  EMPLOYEES;  NON-COMPETE.

A. COMPANY INFORMATION: I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not use, except for the benefit of the Employer, or to disclose to any person, firm or corporation without written authorization of the board of Directors of the Company, any Confidential Information of the Company. I understand that Confidential Information means any company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to me by the company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine.

B. FORMER EMPLOYER INFORMATION. I agree that I will not, during my employment with the company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity with which I have an agreement or duty to keep in confidence, information acquired by me in confidence, if any, and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C. THIRD PARTY INFORMATION. I recognize that the company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the company consistent with the company's agreement with such third party.

D. INVENTIONS RETAINED AND LICENSED: I have attached hereto as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements and trade secrets which were made by me prior to my employment with the company (collectively referred to as Prior inventions), which belong to me, which relate to the company's purposed business, products or hereunder; or, if not such list is attached, I represent that there are no such prior inventions. If in the course of my employment wit the company, I incorporate into a company product, process or machine a prior invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such prior invention as part of or in connection with such product, process or machine.

E. ASSIGNMENT OF INVENTIONS; I agree that I will promptly make full written disclosure to the company, will hold in trust for the sole right and benefit of the company and hereby assign to the company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whither or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, during the period of time I am in the employee of the company (collectively referred to as "Inventions"), except as provided in Section i below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

F. MAINTENANCE OF RECORDS: I agree to keep and maintain adequate and current written records of all inventions made by me (solely or jointly with others) during the term of my employment with the company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the company. The records will be available to and remain the sole property of the company at all times.

G. PATENT AND COPYRIGHT REGISTRATION: I agree to assist the company, or its designee, at the company's expense, in every proper way to secure the company's rights in the inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the comp0any, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyrights registrations covering inventions or original works of authorship assigned to the company as above, then I hereby irrevocably designate and appoint company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

H. EXCEPTIONS TO ASSIGNMENTS. I understand that the provisions of this Agreement requiring assignment of inventions to company do not apply to any invention which qualifies fully under the provisions of California Labor Code
Section 2870. I will advise the company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

I. CONFLICTING EMPLOYMENT. I agree that, during the term of my employment with the company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the company is now involved or become involved during the terms of my employment, nor will I engage in any other activities that conflict with my obligations to company.

J. RETURNING COMPANY DOCUMENTS. I agree that, at the time of leaving the employ of the company I will deliver to the company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, others documents, or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the company or otherwise belonging to the company, its successors or assigns.

K. SOLICITATION OF EMPLOYEES. I agree that I shall not, for a period of one year immediately following the termination of my relationship with the company for any reason, whether with or without cause, either directly or indirectly, on my own behalf or in the service or on behalf of other, solicit, recruit or attempt to persuade any person to terminate such person's employment with the company, whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or is at-will.

L. NON-COMPETE. I agree that I shall not, for a period of one year immediately following the termination of my relationship with the company for any reason, whether with or without cause, either directly or indirectly engage in any activity that competes with PhotoLoft.com

9. TERMINATION FOR CAUSE. This Agreement may be terminated at any time by Employer without prior notice thereof to Employee and without any liability owning to Employee under this Agreement under the following conditions, each of which shall constitute "Cause";

A. FAILURE TO DISCHARGE DUTIES. Employee willfully neglects or refuses to discharge his duties hereunder or refuses to comply with any lawful and reasonable instructions given to him by Employer without reasonable excuse;

B. BREACH. Employee shall have committed any material breack, or repeated or continued after written notice of any breach, whether material or not, of his obligations hereunder;

C. GROSS MISCONDUCT. Employee is guilty of gross misconduct. For the purposes of this Agreement the following acts shall constitute gross misconduct:

I) Any act involving fraud or dishonesty or breach of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like;

II) The carrying out of any activity or the making of any statement which would prejudice or impair the good name or standing of Employer or would bring Employer into contempt, riducule or would reasonable shock or offend any community in which Employer is located;

III) Attendance at work in a state of intoxication or otherwise being found in possession at his place of work any prohibited drug or substance, possession of which would amount to a criminal offense;

IV) Assault or other act of violence against any employee of Employer or other person during the course of his or her employment;

V) Harassment of disparagement of others based on their age, disability, color, national origin, race, religion, sex or veteran status, including acts of sexual harassment or,

VI)     Conviction  of  any  felony  or  misdemeanor  involving moral turpitude.

10. TERMINATION BY EMPLOYER FOR REASONS OTHER THAN CAUSE. Notwithstanding anything herein to the contrary, and subject to the survival provisions of Paragraph 13.G hereof, Employer may terminate this Agreement at any time with thirty (30) days prior notice thereof to Employee. In such an event, Employer shall pay to Employee in accordance with Employer's normal practices; 1) the Base Salary; 2) Incentive Bonus as applicable, 3) vested Stock Options, 4) Medical, Dental, Vision, Life and Disability Insurance, 5) car Allowance, 6) and any unused Vacation - all through December 31, 2001.

11.     TERMINATION  BY  EMPLOYEE.

A. VOLUNTARY TERMINATION. Employee may terminate his employment under this Agreement at any time with thirty (30) days prior written notice thereof to Employer. Upon such termination, Employee shall be entitled to his pro-rata Base Salary and Incentive Bonus through the date of such termination.

B. RESIGNATION FOR GOOD CAUSE. The termination of his employment under this Agreement by Employee following a substantial reduction in Employee's position or duties or material breach of this Agreement by Employer shall be deemed a termination by employee for reasons other than cause as set forth in paragraph 10 hereof.

C. TERMINATION UPON DEATH. This Agreement shall terminate immediately upon Employee's death. Employee's estate shall be entitled to Employee's Base Salary up to twelve (12) months after the Employee's death, Incentive Bonus based upon the average of the previous two annual Incentive Bonuses received by Employee or the previous Incentive Bonus is only one such bonus was received, and earned Stock Options. Medical, Dental and Vision Insurance payments shall continue for six (6) months from date of Employee's death.
GENERAL  PROVISIONS.

A. AMENDMENT. This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

B. BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon Employee, his or her heirs and personal representatives, and Employer, its successors and assigns.

C. WAIVER. The waiver by either party of a breach of any provision contained in this Agreement shall not be construed as or operate as a waiver of any subsequent breach.

D.     NOTICES

I) All notices and all other communication provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service, or sent by facsimile as follows:

If  to  Employer  to:     Mr.  Patrick  Dane
                          Director

If  to  Employee  to:     Mr.  Jack  Marshall
                          CEO,  President,  Treasurer

If Employee has provided notice to Employer that he is represented by counsel, Employer shall copy Employee's counsel at the address specified. Employee agrees and understands that any legal fees or expenses incurred by him in connection with this Agreement are his sole responsibility and Employer shall not reimburse Employee for any portion of such fees or expenses.

II) All notices sent under this Paragraph 13 shall be deemed given twenty-four (24) hours after sent by facsimile or courier and seventy-two (72) hours after sent by certified or registered mail.

III) Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Paragraph.

E. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws.

F. ENTIRE AGREEMENT. This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and this Agreement supersedes and replaces any prior agreement , either oral or written, which Employee may have with Employer that relates generally to the same subject matter.

G. SURVIVAL. Notwithstanding any expiration or termination of this Agreement, the provisions of this agreement shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

H. ASSIGNMENT. This Agreement may not be assigned by Employee without the prior written consent of Employer, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. Employer can assign this Agreement to any Affiliate with Employee's written consent.
Thereafter, any such assignee shall be considered to be the Employer for all purposes under this Agreement; provided however, that references to previous incentive bonuses shall be deemed to include incentive bonuses paid by any assignor.

I. SEVERABILITY. I any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

J. PARAGRAPH HEADING. The section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

K. VOLUNTARY AGREEMENT. Employee and Employer represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other advisers(s) of such party's choice before executing this Agreement.

10.     REMEDIES.

ARBITRATION OF DISAGREEMENTS. Any dispute, controversy or claim arising out of or relating to the obligations under this Agreement shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Rules. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within 30 days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the American Arbitration Association (the "AAA"). The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected.

All fees and expenses of the arbitration, including a transcript if requested, will be borne by the Employer. Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by California state law.

IN WTINESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Agreement as of the date first above written.


EMPLOYER
Patrick  Dane                              Jack  Marshall

BY:

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